Exhibit 99.6

Video Script

Judson Green “Employee” Address”

•                                          I’m sure that most of you have read my e-mail regarding the announcement of Nokia’s intent to acquire NAVTEQ, but you should know that it is now posted on the Office of the President web site along with some Q&A.

•                                          Given the magnitude of this announcement, I also wanted you to hear from me directly and as personally as possible.

I wish I could be standing in front of you at one of our typical town halls, but since that is not possible, I hope this video will serve as a good substitute!

•                                          First of all, let me tell you how incredibly excited I am!

•                                          Nokia is the global leader in cell phones, highly regarded throughout the world with a brand name that ranks 5th on the world’s list of most valuable brands.

•                                          It is a world class company with global aspirations and “best in class” capabilities.

•                                          By way of background, Nokia has been a customer of ours for a few years and previous to this announcement we had been in discussion with them about strengthening our relationship.

•                                          Some of the opportunities of most interest included expanding more aggressively into new geographies, particularly emerging markets where handset penetration is much higher than vehicle penetration, and the further introduction of pedestrian content beyond the Discover Cities data we already make available.

•                                          One of the things we were most excited about was the potential to use probe data from Nokia handsets as a means of generating content.

We believe the probe data from their more than 900 million consumers may also be helpful in our efforts to improve the quality of our map.

•                                          In the course of all these discussions, Nokia concluded that our location-based content was complementary to their plans and decided to acquire us rather than to pursue a strategic alliance.

•                                          Once approached, we immediately turned to our Board of Directors to ensure that we undertook the proper steps to evaluate this possibility. With the help of outside financial and legal advisors, and after much analysis and deliberation, the Board determined that accepting Nokia’s offer was clearly in the best interest of our shareholders.

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•                                          We have provided some Q&A on our intranet site but let me highlight a few of the points which I believe are most important:

•                                                                                          First, we will be an independent operating unit within Nokia and I will be reporting directly to the President and CEO with a separate P&L.

•                                                                                          We will retain our name and continue to fully serve our diverse customers around the world.

•                                                                                          We will remain focused on NAVTEQ’s vision and mission and will develop our annual operating plans to achieve both common goals with Nokia as well as independent goals that serve our varied customers’ needs.

•                                                                                          We will continue to administer our own compensation and benefits plans and programs, for the foreseeable future.

•                                                                                          And finally, we will continue to grow our business and do not anticipate any reductions in staffing related to the acquisition. In fact, we intend to continue to recruit and hire to fill the many open positions needed to achieve our operating goals.

•                                          We believe this represents an incredible opportunity for us and for the entire industry.

•                                                                                          It will allow us to invest in the quality, coverage and content expected by all of our customers and essential to next generation applications.

•                                                                                          It will help us develop new content, using the more than 900 million Nokia consumers as a source of community data, as well as using Nokia handsets for probe data that will benefit all NAVTEQ customers.

•                                                                                          And lastly, it will help us address the challenges of supporting integrated solutions across in-dash and portable devices used by drivers and pedestrians.

•                                          In closing, I want you to know that I am extremely proud of NAVTEQ, all of you and what we have accomplished together, and I very much look forward to the journey ahead.

•                                          Nokia’s compelling vision of, “a world where everyone can be connected,” is a perfect complement to ours, which is to aspire to a world in which everyone finds their way to people, places and opportunities more easily and safely than ever before.

•                                          Thank you for your continued commitment to NAVTEQ and thank you for your support during the months ahead.

•                                          We face a most exciting future together!

NAVTEQ Corporation (“NAVTEQ” or the  “Company”) will file a preliminary and definitive proxy statement and other relevant documents with the Securities and Exchange Commission (SEC) with respect to the proposed merger. The definitive proxy statement, when available, will be sent to NAVTEQ stockholders seeking their approval of the proposed merger.  Investors and NAVTEQ stockholders are urged to read carefully the preliminary and definitive proxy statement and other materials when they become available before making any voting decision because it will contain important information about the proposed merger. In addition, the documents filed with the SEC by NAVTEQ may be obtained free of charge from NAVTEQ’s website at www.NAVTEQ.com or by directing a request to NAVTEQ  Thomas R. Fox, 425 West Randolph Street, Chicago, IL 60606. Attention: Investor Relations, telephone: 1 312 894 7500

NAVTEQ and certain of its executive officers, directors and other employees may be deemed to be participants in the solicitation of proxies from NAVTEQ’s stockholders in connection with the proposed merger.  Information about the executive officers, directors and other employees of NAVTEQ and their direct or indirect interests, by security holdings or otherwise, in the merger will be set forth in the proxy statement when it becomes available and is also included in NAVTEQ’s proxy statement for its 2007 Annual Meeting, which was filed with the SEC on April 10, 2007 and Annual Report on form 10-K for the year ended December 31, 2006. These documents are available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at NAVTEQ as described above.